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                                  EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated July 19, 2000 pertaining to the Blair Corporation Employee Stock Purchase Plan and in the Registration Statement on Form S-8 dated July 19, 2000 pertaining to the Blair Corporation 2000 Omnibus Stock Plan of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of Blair Corporation and Subsidiaries, Blair Corporation and Subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Blair Corporation and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

                              /s/ Ernst & Young LLP

      Buffalo, New York
      March 1, 2005